This document is Cimpress’ commentary regarding our intent to acquire Exagroup SAS, which was  announced on March 2, 2015.  This document contains slides and accompanying comments in the  “notes” section below each slide. 1 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

Please read the above safe harbor statement. 2 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

Today, we announced a definitive agreement to acquire Exagroup SAS, a leading web‐to‐print  company based in France.  We expect to acquire 70% of the shares of Exagroup for a purchase price  of approximately €91.5 million with an option to acquire the remaining 30% of the shares in 2019 for  a price between €39 million and €47 million, subject to the achievement of financial performance  targets for calendar year 2017. We are excited about the acquisition for many reasons.  Exagroup brings a large variety of high quality  products and a sophisticated network of outsourcing partners that are expected, over time, to  significantly expand the breadth and depth of the selection available on the Cimpress mass  customization platform.  Through its Exaprint and PrintyShop™ brands, Exagroup has a clear value  proposition focused on the needs of graphic arts professionals and printers, who then resell the  products to end customers. 3 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

The acquisition will support our focus on mass customization, where scale‐based competitive advantage  matters to our ability to grow and support customers in the very large and fragmented markets we serve. Exagroup should help us strengthen in each of the three areas that we believe are key to our long‐term  success: • What we are passionate about: empowering people to make an impression.  Exagroup has earned the  loyalty of local printers, copy shops and graphic arts professionals by delivering a wide array of innovative,  creative and high quality products via a simple‐to‐use extranet, complemented by white label marketing  tools that enable resellers to fully control and own the relationship with the end customer. This go‐to‐ market model empowers the end customers to rely on a reseller’s professional experience, strong aesthetic  skills and local presence that is significantly differentiated from other Cimpress brands.  • Where we can be the best in the world: computer‐integrated manufacturing.  Even as it relies on local  resellers, the Exagroup business model also processes volumes of orders that are large in comparison to  traditional printing companies. Cimpress has computer‐integrated manufacturing (CIM) systems which we  have developed for our other (even higher volume) brands which we believe we can leverage to improve  the workflow efficiencies at Exagroup. Exagroup has also invested in software‐based workflow systems  designed around a broader and deeper product selection, and around the efficient management of  outsource suppliers that we believe could augment our CIM systems. • What drives our economic engine: large scale in small quantities.  Many of the actual product formats that  Cimpress and Exagroup produce are the same, or can be produced on the same equipment using the same  supply chain elements. As such, we expect Exagroup will add to our scale, and over time we should benefit  from the addition of Exagroup to our network of production facilities.  4 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

The acquisition fits well with our strategy to build and to leverage a common mass customization  platform across multiple brands, each brand with a distinct value proposition and customer focus.  We  plan to continue to invest in Exagroup’s reseller‐focused value proposition and to use the power of  our mass customization platform to bring even more value to Exagroup resellers. This acquisition is  consistent with our belief that M&A can enable our strategic objectives of building and sharing a  common platform. We consider both organic development and M&A as equally viable, and typically  complementary, means of enabling that strategy. 5 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

We have shared this illustrative micro business market segmentation diagram with investors many  times in the past.  Exagroup’s customer value proposition is distinct from the Vistaprint brand  proposition.  Note that “locally focused” refers to that segment of the micro‐business market where  customers prefer to interact with a local graphic professional or printer, thus we consider a reseller  model as an important means to address this market.  The brands of Exagroup, Pixartprinting, and  Printdeal all serve (via their resellers) the very large and fragmented “locally focused” segment of the  market, and their products and production needs are similar, but the respective brands have  important and differentiated positions and geographic strengths. Exagroup sells exclusively to  professionals in the graphics arts markets and its products are not even available for review or  purchase by non‐professionals. Exagroup has many services, such as non‐branded packaging and  sample kits, designed to protect and enhance the reseller’s commercial relationship with the end  customer.  6 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

Exagroup, founded in 1999, is an exclusive “professionals only” online print platform that serves  resellers in the printing, graphic arts and copy shop markets. With approximately 160 employees,  Exagroup is based in Mauguio, a town close to Montpellier, France. The company offers a very large  selection of products to fuel creative expression by its customers, and provides white label marketing  tools that enable professional resellers to fully own the relationship with the end customer.   Exagroup’s PrintyShop™ brand seeks to drive local customers to Exagroup resellers: to be a  PrintyShop™ merchant, a reseller must be among the highest value Exagroup resellers. In addition to  internal production capabilities particularly focused on digital and offset printing, Exagroup boasts a  strong network of outsource suppliers. The majority of its customers are located in France, and the  company has recently expanded into Spain, Italy, Portugal and the UK. In calendar year 2014, Exagroup’s revenue was approximately €76 million, reflecting year‐over‐year  growth of 17 percent.  Exagroup’s free cash flow in calendar year 2014 was approximately €5 million  and its EBITDA was approximately €14 million.   7 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

Subject to satisfaction of various closing conditions, including antitrust clearance, Cimpress expects  the transaction to close during its fourth fiscal quarter of 2015.   Consideration for the transaction will be in cash, using Cimpress’ existing debt facility.  Cimpress  expects this transaction to be accretive to our fiscal 2015 revenue, but dilutive to GAAP EPS due to  transaction costs as well as anticipated interest expense and expected amortization expense for  acquisition‐related intangible assets.  The transaction is expected to be slightly dilutive in fiscal 2015  to operating cash flow, free cash flow, as well as non‐GAAP EPS, which excludes amortization expense  for acquisition‐related intangible assets, due to transaction costs and anticipated interest expense.  Cimpress will provide updated consolidated guidance in the next quarterly earnings announcement  following the close of the transaction and subject to the completion of purchase accounting  adjustments. 8 Cimpress N.V. to Acquire Exagroup SAS March 2, 2015

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